Exhibit 99

KNIGHT TRANSPORTATION
ANNOUNCES SPECIAL CASH DIVIDEND

PHOENIX, ARIZONA  --  November 15, 2012  -  Knight Transportation, Inc. (NYSE: KNX) announced today that its Board of Directors has declared a special cash dividend of $0.50 per share of common stock.  The company’s special dividend is payable to shareholders of record on December 7, 2012, and is expected to be paid on December 28, 2012.

The special dividend will pay approximately $39.9 million on Knight’s 79.7 million outstanding shares. This special dividend is in addition to the regular quarterly dividend of $0.06 per share previously announced on November 8, 2012. After this dividend, Knight will have returned approximately $324.3 million to its shareholders through a combination of dividends and stock repurchases since January 2008.

Chairman and CEO, Kevin Knight, commented:  “During 2012, we have expanded the capacity of each of our business units while continuing to re-invest in maintaining one of the industry's youngest tractor and trailer fleets, based on equipment age. At September 30, 2012, we had $45.0 million of outstanding borrowing under our unsecured revolving credit facility and $517.1 million of shareholders' equity. Our operating income for the last trailing 12 months was $108.9 million. Given the effect of the special dividend, we expect to finish 2012 with approximately $70 to $80 million in outstanding borrowings under our revolving credit facility. Our revolving credit facility bears interest at approximately 0.9% per annum, which caused us to consider paying the special dividend as a sound method of generating additional returns for our investors. We believe we have adequate cash flows and borrowing capacity to grow internally and pursue strategic acquisitions, and the special dividend has no impact on our growth plans.”

Knight Transportation, Inc. is a provider of multiple truckload transportation services using a nationwide network of service centers in the U.S. to serve customers throughout North America.  In addition to operating one of the country’s largest tractor fleets, Knight also partners with third-party equipment providers to provide a broad range of truckload services to its customers while creating quality driving jobs for our driving associates and successful business opportunities for owner-operators.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, relating to our quarterly dividend.  There can be no assurance that future dividends will be declared.  The declaration of future dividends is also subject to approval of our Board of Directors each quarter after its review of our financial performance and cash needs.  Declaration of future dividends is also subject to various risks and uncertainties, including: our cash flow and cash needs; compliance with applicable law; restriction on the payment of dividends under existing or future financing arrangements; changes in tax laws relating to corporate dividends; the deterioration in our financial condition or results, and those risks, uncertainties, and other factors identified from time-to-time in our filings with the Securities and Exchange Commission.

Contacts

Knight Transportation, Inc.
David Jackson, 602-269-2000
President

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